Exhibit (b)

AMERISTOCK ETF TRUST

BYLAWS

Dated February 12, 2007

ARTICLE I
DEFINITIONS

All capitalized terms have the respective meanings given them in the Declaration of Trust of Ameristock ETF Trust (the “Trust”), as amended or restated from time to time.

ARTICLE II
OFFICES

Section 1. Principal Office. Until changed by the Trustees, the principal office of the Trust shall be in Alameda, California.

Section 2. Registered Office. The Trustees shall establish a registered office in the State of Delaware.

Section 3. Other Offices. The Trust may have offices in such other places as the Trustees may from time to time determine.

ARTICLE III
SHAREHOLDERS

Section 1. Meetings. Meetings of the Shareholders of the Trust or a Series or Class thereof shall be held as provided in the Declaration of Trust at such place within or without the State of Delaware as the Trustees shall designate.

Section 2. Notice of Meetings. No notice need be given to any Shareholder who shall have failed to inform the Trust of his current address or if a written waiver of notice, executed before or after the meeting by the Shareholder or his attorney thereunto authorized, is filed with the records of the meeting.

Section 3. Proxies. At any meeting of Shareholders, any holder of Shares entitled to vote thereat may vote by proxy, provided that no proxy shall be voted at any meeting unless it shall have been placed on file with the Secretary, or with such other officer or agent of the Trust as the Secretary may direct, for verification prior to the time at which such vote shall be taken. A proxy shall be deemed signed if the shareholder's name is placed on the proxy (whether by manual signature, typewriting, telegraphic transmission, facsimile, other electronic means or otherwise) by the Shareholder or the Shareholder's attorney-in-fact. Proxies may be given by any electronic or telecommunication device except as otherwise provided in the Declaration of Trust. Proxies may be solicited in the name of one or more Trustees or one or more of the officers of the Trust.

When any Share is held jointly by several persons, any one of them may vote at any meeting in person or by proxy in respect of such Share, but if more than one of them shall be present at such meeting in person or by proxy, and such joint owners or their proxies so present disagree as to any vote to be cast, such vote shall not be received in respect of such Share.

If the holder of any such Share is a minor or a person of unsound mind, and subject to guardianship or the legal control of any other person as it relates to the management of such Share, he may vote by his guardian or such other person appointed or having such control, and such vote may be given in person or by proxy.

Section 4. Abstentions and Broker Non-Votes. Outstanding Shares represented in person or by proxy (including Shares which abstain or do not vote with respect to one or more of any proposals presented for Shareholder approval) will be counted for purposes of determining whether a quorum is present at a meeting. Abstentions will be treated as Shares that are present and entitled to vote for purposes of determining the number of Shares that are present and entitled to vote with respect to any particular proposal, but will not be counted as a vote in favor of such proposal. If a broker or nominee holding Shares in "street name" indicates on the proxy that it does not have discretionary authority to vote as to a particular proposal, those Shares will not be considered as present and entitled to vote with respect to such proposal.

ARTICLE IV
TRUSTEES

Section 1. Notice of Meetings of the Trustees. Notice of a meeting need not be given to any Trustee if a written waiver of notice, executed by him before or after the meeting, is filed with the records of the meeting, or to any Trustee who attends the meeting without protesting prior thereto or at its commencement the lack of notice to him. A notice or waiver of notice need not specify the purpose of any meeting.

Section 2. Absence of Quorum. In the absence of a quorum, a majority of the Trustees present may adjourn the meeting from time to time until a quorum shall be present. Notice of an adjourned meeting need not be given.

Section 3. Chairman. The Trustees may, but need not, appoint from among their number a Chairman. The Chairman may, but need not, be a Shareholder. When present he shall preside at the meetings of the Shareholders and of the Trustees. He may call meetings of the Trustees and of any committee thereof whenever he deems it necessary.

Section 4. Committee Members. The Trustees by vote of a majority of all the Trustees then in office, may elect from their number members of an Audit Committee, Executive Committee, Nominating Committee, or any other committee and may designate a chairman of any Committee. In the absence of such designation the Committee may elect its own Chairman.

ARTICLE V
OFFICERS

Section 1. General Provisions. The officers of the Trust shall be a President, a Treasurer and a Secretary, who shall be elected by the Trustees. The Trustees may elect or appoint such other officers or agents as the business of the Trust may require, including a Chief Legal Officer, Chief Compliance Office, one or more Vice Presidents, one or more Assistant Secretaries, and one or more Assistant Treasurers. The Trustees may delegate to any officer or committee the power to appoint any subordinate officers or agents.

Section 2. Qualifications. Any officer may, but need not, be a Trustee or Shareholder. Any two or more offices may be held by the same person except that the same person may not be both President and Vice President, and that a person who holds more than one office may not act in more than one capacity to execute, acknowledge, or verify an instrument required by law to be executed, acknowledged, or verified by more than one officer.

Section 3. Election. The President, Treasurer, and Secretary shall be elected by the Trustees at the first meeting of the Trustees. Other officers, if any, may be elected or appointed by the Trustees at any meeting of the Trustees or at any other time.

Section 4. Term of Office. Except as otherwise provided by law, the Declaration of Trust or these Bylaws, the President, the Treasurer, and the Secretary shall each hold office until his successor shall have been duly elected and qualified, or in each case until he or she sooner dies, resigns, is removed, or becomes disqualified. Each other officer shall hold office and each agent shall retain authority at the pleasure of the Trustees.

Section 5. General Powers. Subject to the other provisions of these Bylaws, each officer shall have, in addition to the duties and powers set forth herein and in the Declaration of Trust, such duties and powers as are commonly incident to the office occupied by such officer as if the Trust were organized as a Delaware business corporation and such other duties and powers as the Trustees may from time to time designate.

Section 6. Powers and Duties of the President. The President may call meetings of the Trustees and of any Committee thereof when he deems it necessary. Subject to the control of the Trustees and to the control of any committees of the Trustees, within their respective spheres, as provided by the Trustees, he shall at all times exercise a general supervision and direction over the affairs of the Trust. He shall have the power to employ attorneys and counsel for the Trust or any Series or Class thereof and to employ such subordinate officers, agents, clerks and employees as he may find necessary to transact the business of the Trust or any Series or Class thereof. He shall also have the power to grant, issue, execute or sign such powers of attorney, proxies or other documents as may be deemed advisable or necessary in furtherance of the interests of the Trust or any Series or Class thereof.

Section 7. Powers and Duties of Vice Presidents. In the absence or disability of the President, the Vice President or, if there be more than one Vice President, any Vice President designated by the Trustees, shall perform all the duties and may exercise any of the powers of the President, subject to the control of the Trustees. Each Vice President shall perform such other duties as may be assigned to him from time to time by the President.

Section 8. Powers and Duties of the Treasurer. The Treasurer shall be the principal financial and accounting officer of the Trust. He shall deliver all funds of the Trust or any Series or Class thereof which may come into his hands to such Custodian as the Trustees may employ. He shall render a statement of condition of the finances of the Trust or any Series or Class thereof to the Trustees as often as they shall require the same. The Treasurer shall give a bond for the faithful discharge of his duties, if required so to do by the Trustees, in such sum and with such surety or sureties as the Trustees shall require.

Section 9. Powers and Duties of the Secretary. The Secretary shall keep or cause to be kept the minutes of all meetings of the Trustees and of the Shareholders in proper books provided for that purpose. The Secretary shall have charge of the Share transfer books, lists and records unless the same are in the charge of a transfer agent or administrator. He shall attend to the giving and serving of all notices by the Trust in accordance with the provisions of these Bylaws and as required by law; and subject to these Bylaws, he shall in general perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to him by the Trustees.

Section 10. Powers and Duties of Chief Legal Officer. The Chief Legal Officer shall have such responsibilities as required under the Sarbanes-Oxley Act of 2002 and under the accompanying rules, which responsibilities may include, but will not be limited to:  (1) conducting an inquiry into a reported evidence of a “material violation’ as defined in such rules; (2) determining whether or not a material violation has occurred, is occurring, or is about to occur; and (3) ensuring that the Trust adopts appropriate remedial measures.  The Chief Legal Officer is not required under law to be an attorney to perform the requirements of a Chief Legal Officer.

Section 11. Powers and Duties of Chief Compliance Officer. The Chief Compliance Officer shall have the responsibility for administering the compliance policies and procedures for the Trust and such responsibilities as required under Rule 38a-1 under the 1940 Act.

Section 12. Powers and Duties of Assistant Treasurer and other Assistant Officers. In the absence or disability of the Treasurer, any officer designated by the Trustees shall perform all the duties, and may exercise any of the powers, of the Treasurer. Each officer performing the duties and exercising the powers of the Treasurer, if any, and any Assistant Treasurer, shall give a bond for the faithful discharge of his duties, if required so to do by the Trustees, in such sum and with such surety or sureties as the Trustees shall require.

Section 13. Powers and Duties of Assistant Secretaries. In the absence or disability of the Secretary, any Assistant Secretary designated by the Trustees shall perform all the duties, and may exercise any of the powers, of the Secretary.

Section 14. Compensation of Officers and Trustees. Subject to any applicable provisions of the Declaration of Trust, the compensation of the officers and Trustees and members of any advisory board shall be fixed from time to time by the Trustees or, in the case of officers, by any Committee or officer upon whom such power may be conferred by the Trustees. No officer shall be prevented from receiving compensation as an officer by reason of the fact that he is also a Trustee.

Section 15. Resignation, Retirement, and Removal. Any officer may resign at any time by written instrument signed by him or her delivered to the Chairman of the Board, President, or Secretary or delivered to a meeting of the Trustees. Such resignation shall be effective upon receipt unless specified to be effective at some other time. The Trustees may remove any officer with or without cause by the vote or written consent of a majority of the Trustees then in office. To the extent that any officer or Trustee receives compensation from the Trust and except as may otherwise be expressly provided in a written agreement with the Trust, no Trustee or officer resigning and no officer removed shall have any right to any compensation for any period following his or her resignation or removal, or any right to damages on account of such removal.

Section 16. Vacancies. Any vacancy or anticipated vacancy resulting for any reason, including without limitation the death, resignation, retirement, removal, or incapacity of the Chairman of the Board, the President, the Treasurer, or the Secretary, may be filled by a majority of the Trustees then in office through the appointment in writing of such other person as such remaining Trustees in their discretion shall determine. The appointment shall be effective upon the written acceptance of the person named therein to serve as in the capacity named therein. Other vacancies may be filled, if at all, by the Trustees at a meeting of the Trustees or at any other time.

ARTICLE VI
FISCAL YEAR

The fiscal year of the Trust shall end on June 30, or on any such date as the Trustees may from time to time determine. The taxable year of each Series of the Trust shall be as determined by the Trustees from time to time.

ARTICLE VII
SUFFICIENCY AND WAIVERS OF NOTICE

Whenever any notice is required to be given by law, the Declaration of Trust or these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto. A notice shall be deemed to have been sent by mail, telegraph, cable, wireless, facsimile or other electronic means for the purposes of these Bylaws when it has been delivered to a representative of any company holding itself out as capable of sending notice by such means with instructions that it be so sent.

ARTICLE VIII
AMENDMENTS

These Bylaws, or any of them, may be altered, amended or repealed, or new Bylaws may be adopted by (a) vote of a majority of the Outstanding Shares voting in person or by proxy at a meeting of Shareholders and entitled to vote or (b) by the Trustees, provided, however, that no Bylaw may be amended, adopted or repealed by the Trustees if such amendment, adoption or repeal requires, pursuant to law or the Declaration of Trust, a vote of the Shareholders.